Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 19, 2010, relating to the financial statements and financial statement schedule of Sky-mobi Limited as of and for each of the three years in the period ended March 31, 2010 (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the translation of Renminbi amounts to United States dollar amounts for the convenience of the readers in the United States of America), appearing in Registration Statement No. 333-170707 on Form F-1.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.

July 22, 2011